Exhibit 99.1

WASTE CONNECTIONS REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2013 OUTLOOK

•	Q4 revenue of $448.8 million, up 18.2%

•	Q4 GAAP EPS of $0.29 and adjusted EPS* of $0.37

•	Full year revenue of $1.66 billion, up 10.4%

•	Full year net cash provided by operating activities of $416.3 million

•	Full year adjusted free cash flow* of $275.8 million, or 16.6% of revenue

•	Expects double digit revenue, adjusted EPS and free cash flow growth in 2013

THE WOODLANDS, TX, February 20, 2013 - Waste Connections, Inc. (NYSE: WCN) today announced its results for the fourth quarter of 2012. Revenue totaled $448.8 million, an 18.2% increase over revenue of $379.8 million in the year ago period. Operating income was $80.2 million compared to $74.4 million in the fourth quarter of 2011. Adjusted operating income before depreciation and amortization* in the fourth quarter of 2012 was $142.3 million, or 31.7% of revenue, compared to $119.8 million, or 31.5% of revenue, in the prior year period. Adjusted operating income before depreciation and amortization, a non-GAAP measure, excludes the impact of items such as acquisition-related costs and expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, as shown in the detailed reconciliation in the attached table.

Net income attributable to Waste Connections in the quarter was $36.0 million, or $0.29 per share on a diluted basis of 123.7 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $38.0 million, or $0.34 per share on a diluted basis of 112.4 million shares.

Adjusted net income attributable to Waste Connections* in the quarter was $45.9 million, or $0.37 per share, versus $42.1 million, or $0.37 per share, in the prior year period. Adjusted net income and adjusted net income per diluted share, both non-GAAP measures, primarily exclude the impact of acquisition-related items such as amortization of intangibles, transaction costs and adjustment to accrued deferred tax liabilities, as well as expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, all net of tax, as shown in the detailed reconciliation in the attached table.

“Better than expected pricing growth, disposal volumes and recycled commodity values enabled us to exceed the upper end of our fourth quarter outlook for solid waste. Revenue and margins within E&P waste, however, were hampered by a combination of the sector-wide slowdown in E&P activity during the quarter and incremental start-up costs at new facilities. More importantly, though, the strong cash flow characteristics of our strategy were evidenced as adjusted free cash flow* for the period exceeded our expectations and was $275.8 million, or 16.6% of revenue for the full year,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. “We remain cautiously optimistic about the current fundamentals for our business given the high retention rates we’ve realized from recently implemented core price increases. With more than $300 million of free cash flow expected in the upcoming year, we remain well positioned to fund additional growth opportunities, including acquisitions and potential newly permitted E&P waste facilities.”

Mr. Mittelstaedt added, “Our outlook for 2013 reflects double digit year-over-year growth in revenue, adjusted EPS and free cash flow. We’ve initially incorporated a cautious approach within our outlook for the contribution from E&P waste as we wait to see how the expected ramp in activity plays out during the year, and note that year-over-year growth in GAAP EPS will be impacted by an almost 100 basis point increase in non-cash expenses as a percent of revenue resulting from acquisition-related accounting for the R360 transaction.”

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

For the year ended December 31, 2012, revenue was $1.66 billion, a 10.4% increase over revenue of $1.51 billion in the year ago period. Operating income was $316.1 million compared to $317.1 million in the prior year. Adjusted operating income before depreciation and amortization* in 2012 was $528.4 million, or 31.8% of revenue, compared to $489.6 million, or 32.5% of revenue, in the prior year.

Net income attributable to Waste Connections in 2012 was $159.1 million, or $1.31 per share on a diluted basis of 121.8 million shares. The Company reported net income attributable to Waste Connections of $165.2 million in 2011, or $1.45 per share on a diluted basis of 113.6 million shares. Adjusted net income attributable to Waste Connections* in 2012 was $188.1 million, or $1.54 per share, compared to $180.1 million, or $1.59 per share, in the prior year.

2013 OUTLOOK

Waste Connections also announced its outlook for 2013, which assumes no change in the current economic environment. The Company’s outlook excludes the impact of any additional acquisitions, potential newly permitted E&P waste facilities, and expensing of acquisition-related transaction costs, as well as any remaining costs incurred in connection with the relocation of the Company’s corporate headquarters from California to Texas. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings. Certain components of the outlook for 2013 are subject to quarterly fluctuations.

•	Revenue is estimated to be between $1.925 billion and $1.95 billion, $250 million to $275 million of which is expected to be E&P waste-related.

•	Depreciation and depletion expense is estimated to be approximately 11.2% of revenue.

•	Amortization of intangibles expense is estimated to be approximately 1.3% of revenue.

•	Closure and post-closure accretion expense is estimated to be approximately 0.15% of revenue.

•	Operating income is estimated to be approximately 22.0% of revenue.

•	Net interest expense is estimated to be approximately $75.5 million.

•	Effective tax rate is expected to be approximately 39.2%.

•	Net income attributable to noncontrolling interests is estimated to reduce net income by approximately $1.0 million.

•	Net cash provided by operating activities is estimated to be approximately 25.5% of revenue.

•	Capital expenditures are estimated to be about $185 million.

CONFERENCE CALL

Waste Connections will be hosting a conference call related to fourth quarter results and 2013 outlook on February 21st at 8:30 A.M. Eastern Time. To access the call, listeners should dial 800-688-0836 (domestic) or 617-614-4072 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call, Passcode # 78857716. A replay of the conference call will be available until February 28, 2013, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering Passcode # 48153821. The call also will be broadcast live over the Internet at www.streetevents.com or through a link on our web site at www.wasteconnections.com. A playback of the call will be available at both of these web sites.

Waste Connections, Inc. is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. Through its R360 Environmental Solutions subsidiary, the Company also is a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than two million residential, commercial, industrial, and exploration and production customers from a network of operations in 31 states. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in The Woodlands, Texas.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Information Regarding Forward-Looking Statements

Certain statements contained in this release are forward-looking in nature, including statements related to: expected operating performance; expected roll-off activity, recycled commodity prices and E&P activity; expected contribution from recently completed acquisitions; expected 2013 financial results, capital expenditures and outlook; expected retention rates from core price increases; the Company’s ability to finance acquisitions and newly permitted E&P waste facilities, and the impact of the relocation of the Company’s corporate headquarters from Folsom, California to The Woodlands, Texas. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) our acquisitions may not be successful, which may reduce the anticipated benefit from acquired businesses; (2) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses into our organization and operations; (3) our indebtedness could adversely affect our financial condition and limit our financial flexibility; (4) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (5) our industry is highly competitive and includes larger and better capitalized companies, companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and operating results; (6) we may lose contracts through competitive bidding, early termination or governmental action; (7) price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume; (8) economic downturns adversely affect operating results; (9) our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate; (10) the E&P waste disposal business depends on oil and gas prices and the level of drilling and production activity in the basins in which we operate;(11) our E&P waste business is dependent upon the willingness of our customers to outsource their waste management activities; (12) changes in laws or government regulations regarding hydraulic fracturing could increase our customers’ costs of doing business and reduce oil and gas production by our customers, which could adversely impact our business; (13) our E&P waste business could be adversely affected by changes in laws regulating E&P waste; (14) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (15) increases in the price of diesel fuel may adversely affect our collection business and reduce our operating margins; (16) increases in labor and disposal and related transportation costs could impact our financial results; (17) efforts by labor unions could divert management attention and adversely affect operating results; (18) we could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded; (19) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (20) each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, including environmental liabilities; (21) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (22) our accruals for our landfill site closure and post-closure costs may be inadequate; (23) the financial soundness of our customers could affect our business and operating results; (24) we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer; (25) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (26) we may incur charges related to capitalized expenditures of landfill development projects, which would decrease our earnings; (27) because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service; (28) our financial results could be adversely affected by impairments of goodwill or indefinite-lived intangibles; (29) our financial results are based upon estimates and assumptions that may differ from actual results; (30) the adoption of new accounting standards or interpretations could adversely affect our financial results; (31) pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; and (32) if we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

– financial tables attached –

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2012

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2012	2011	2012
Revenues	$379,752	$448,803	$1,505,366	$1,661,618
Operating expenses:
Cost of operations	220,081	258,007	857,580	956,357
Selling, general and administrative	40,914	53,555	161,967	197,454
Depreciation	38,193	49,696	147,036	169,027
Amortization of intangibles	5,276	6,441	20,064	24,557
Loss on disposal of assets	914	912	1,657	1,627
Gain from litigation settlement	—	(14)	—	(3,551)

Operating income	74,374	80,206	317,062	316,147
Interest expense	(12,571)	(16,974)	(44,520)	(53,037)
Interest income	122	143	530	773
Other income, net	807	187	57	1,220

Income before income tax provision	62,732	63,562	273,129	265,103
Income tax provision	(24,543)	(27,476)	(106,958)	(105,443)

Net income	38,189	36,086	166,171	159,660
Less: net income attributable to noncontrolling interests	(231)	(97)	(932)	(567)

Net income attributable to Waste Connections	$37,958	$35,989	$165,239	$159,093

Earnings per common share attributable to Waste Connections’ common stockholders:
Basic	$0.34	$0.29	$1.47	$1.31

Diluted	$0.34	$0.29	$1.45	$1.31

Shares used in the per share calculations:
Basic	111,504,918	122,963,136	112,720,444	121,172,381

Diluted	112,410,495	123,687,624	113,583,486	121,824,349

Cash dividends per common share	$0.09	$0.10	$0.315	$0.37

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share amounts)

	December 31, 2011	December 31, 2012
ASSETS
Current assets:
Cash and equivalents	$12,643	$23,212
Accounts receivable, net of allowance for doubtful accounts of $6,617 and $6,548 at December 31, 2011 and 2012, respectively	176,277	235,762
Deferred income taxes	20,630	45,798
Prepaid expenses and other current assets	39,708	57,714

Total current assets	249,258	362,486
Property and equipment, net	1,450,469	2,457,606
Goodwill	1,116,888	1,636,557
Intangible assets, net	449,581	541,908
Restricted assets	30,544	34,889
Other assets, net	31,265	42,580

	$3,328,005	$5,076,026

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,097	$130,260
Book overdraft	12,169	12,567
Accrued liabilities	97,020	121,829
Deferred revenue	64,694	69,930
Current portion of contingent consideration	8,923	49,018
Current portion of long-term debt and notes payable	5,899	33,968

Total current liabilities	283,802	417,572
Long-term debt and notes payable	1,172,758	2,204,967
Long-term portion of contingent consideration	22,573	30,346
Other long-term liabilities	52,051	75,129
Deferred income taxes	397,134	464,882

Total liabilities	1,928,318	3,192,896
Commitments and contingencies
Equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	—	—
Common stock: $0.01 par value; 250,000,000 shares authorized; 110,907,782 and 123,019,494 shares issued and outstanding at December 31, 2011 and 2012, respectively	1,109	1,230
Additional paid-in capital	408,721	779,904
Retained earnings	988,560	1,103,188
Accumulated other comprehensive loss	(3,480)	(6,165)

Total Waste Connections’ equity	1,394,910	1,878,157
Noncontrolling interest in subsidiaries	4,777	4,973

Total equity	1,399,687	1,883,130

	$3,328,005	$5,076,026

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2012

(Unaudited)

(Dollars in thousands)

	Twelve months ended December 31,
	2011	2012
Cash flows from operating activities:
Net income	$166,171	$159,660
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	1,657	1,627
Depreciation	147,036	169,027
Amortization of intangibles	20,064	24,557
Deferred income taxes, net of acquisitions	50,989	29,689
Amortization of debt issuance costs	1,420	1,993
Equity-based compensation	11,879	17,289
Interest income on restricted assets	(454)	(603)
Interest accretion	2,771	4,000
Excess tax benefit associated with equity-based compensation	(4,763)	(5,033)
Net change in operating assets and liabilities, net of acquisitions	(8,600)	14,121

Net cash provided by operating activities	388,170	416,327

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(257,852)	(1,579,869)
Capital expenditures for property and equipment	(141,924)	(153,517)
Proceeds from disposal of assets	4,434	2,741
Decrease in restricted assets, net of interest income	351	2,983
Other	(5,014)	(6,185)

Net cash used in investing activities	(400,005)	(1,733,847)

Cash flows from financing activities:
Proceeds from long-term debt	592,500	1,647,000
Principal payments on notes payable and long-term debt	(421,872)	(609,014)
Payment of contingent consideration	(500)	(12,473)
Change in book overdraft	(227)	398
Proceeds from option and warrant exercises	5,159	4,057
Excess tax benefit associated with equity-based compensation	4,763	5,033
Payments for repurchase of common stock	(116,817)	(18,597)
Payments for cash dividends	(35,566)	(44,465)
Tax withholdings related to net share settlements of restricted stock units	(5,511)	(6,062)
Distributions to noncontrolling interests	(675)	(198)
Proceeds from common stock offering, net	—	369,584
Debt issuance costs	(6,649)	(7,174)

Net cash provided by financing activities	14,605	1,328,089

Net increase in cash and equivalents	2,770	10,569
Cash and equivalents at beginning of period	9,873	12,643

Cash and equivalents at end of period	$12,643	$23,212

NON-GAAP RECONCILIATION SCHEDULE

(in thousands)

Reconciliation of Adjusted Operating Income before Depreciation and Amortization:

Adjusted operating income before depreciation and amortization, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted operating income before depreciation and amortization as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Waste Connections defines adjusted operating income before depreciation and amortization as operating income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any gain or loss on disposal of assets. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted operating income before depreciation and amortization differently.

	Three months ended December 31, 2011	Three months ended December 31, 2012
Operating income	$74,374	$80,206
Plus: Depreciation and amortization	43,469	56,137
Plus: Closure and post-closure accretion	516	711
Plus: Loss on disposal of assets	914	912
Adjustments:
Plus: Acquisition-related costs (a)	467	2,805
Plus: Corporate relocation expenses (b)	83	1,540
Less: Gain from litigation settlement (d)	—	(14)

Adjusted operating income before depreciation and amortization	$119,823	$142,297

As % of revenues	31.5%	31.7%

	Twelve months ended December 31, 2011	Twelve months ended December 31, 2012
Operating income	$317,062	$316,147
Plus: Depreciation and amortization	167,100	193,584
Plus: Closure and post-closure accretion	1,967	2,581
Plus: Loss on disposal of assets	1,657	1,627
Adjustments:
Plus: Acquisition-related costs (a)	1,744	6,415
Plus: Corporate relocation expenses (b)	83	8,031
Plus: NEO one-time equity grants (c)	—	3,585
Less: Gain from litigation settlement (d)	—	(3,551)

Adjusted operating income before depreciation and amortization	$489,613	$528,419

As % of revenues	32.5%	31.8%

(a)	Reflects the addback of acquisition-related transaction and severance costs.
(b)	Reflects the addback of costs associated with the relocation of the Company’s corporate headquarters from California to Texas.
(c)	Reflects the addback of one-time equity compensation expense incurred at the time the Company’s NEOs’ employment contracts were modified.
(d)	Reflects the elimination of a non-recurring gain from an arbitration award.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus proceeds from disposal of assets, plus or minus change in book overdraft, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate adjusted free cash flow differently.

	Three months ended December 31, 2011	Three months ended December 31, 2012
Net cash provided by operating activities	$90,446	$89,588
Plus: Change in book overdraft	710	3,781
Plus: Proceeds from disposal of assets	1,197	633
Plus: Excess tax benefit associated with equity-based compensation	262	1,618
Less: Capital expenditures for property and equipment	(57,872)	(42,522)
Less: Distributions to noncontrolling interests	—	(104)
Adjustment:
Corporate office relocation, net of taxes (a)	251	(974)

Adjusted free cash flow	$34,994	$52,020

As % of revenues	9.2%	11.6%

	Twelve months ended December 31, 2011	Twelve months ended December 31, 2012
Net cash provided by operating activities	$388,170	$416,327
Plus/less: Change in book overdraft	(227)	398
Plus: Proceeds from disposal of assets	4,434	2,741
Plus: Excess tax benefit associated with equity-based compensation	4,763	5,033
Less: Capital expenditures for property and equipment	(141,924)	(153,517)
Less: Distributions to noncontrolling interests	(675)	(198)
Adjustment:
Corporate office relocation, net of taxes (a)	251	4,975

Adjusted free cash flow	$254,792	$275,759

As % of revenues	16.9%	16.6%

(a)	Reflects the addback of third party expenses and reimbursable advances to employees associated with the relocation of our corporate headquarters from California to Texas.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor ongoing financial performance of the Company’s operations. Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income has limitations due to the fact that it may exclude items that have an impact on the Company’s financial condition and results of operations. Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted net income and adjusted net income per diluted share differently.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2012	2011	2012
Reported net income attributable to Waste Connections	$37,958	$35,989	$165,239	$159,093
Adjustments:
Amortization of intangibles, net of taxes (a)	3,271	3,977	12,440	15,209
Acquisition-related costs, net of taxes (b)	290	1,814	1,327	4,052
Loss on disposal of assets, net of taxes (c)	567	563	1,027	1,006
Corporate relocation expenses, net of taxes (d)	51	951	51	4,975
NEO one-time equity grants, net of taxes (e)	—	—	—	3,315
Litigation settlement, net of taxes (f)	—	(9)	—	(2,202)
Impact of deferred tax adjustment (g)	—	2,602	—	2,602

Adjusted net income attributable to Waste Connections	$42,137	$45,887	$180,084	$188,050

Diluted earnings per common share attributable to Waste Connections common stockholders:
Reported net income	$0.34	$0.29	$1.45	$1.31

Adjusted net income	$0.37	$0.37	$1.59	$1.54

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the elimination of acquisition-related transaction and severance costs.
(c)	Reflects the elimination of a loss on disposal of assets.
(d)	Reflects the addback of costs associated with the relocation of the Company’s corporate headquarters from California to Texas.
(e)	Reflects the addback of one-time equity compensation expense incurred at the time our NEOs’ employment contracts were modified.
(f)	Reflects the elimination of a non-recurring gain from an arbitration award.
(g)	Reflects the elimination of an increase to the income tax provision associated with an increase in the Company’s deferred tax liabilities primarily resulting from the R360 acquisition completed in the quarter.

ADDITIONAL STATISTICS

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012

(Dollars in thousands)

Revenue Growth: The following table reflects changes in our revenue for the three months ended December 31, 2012:

Three months ended December 31, 2012
Solid Waste Internal Growth:
Core Price	2.9%
Surcharges	0.3%
Volume	(2.4%)
Recycling	(0.9%)

Total Solid Waste Internal Growth	(0.1%)
Intermodal and Other	0.1%
Acquisitions, net	18.2%

Total	18.2%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three and twelve months ended December 31:

	Three months ended December 31, 2011		Three months ended December 31, 2012
Solid Waste Collection	$272,282	62.5%	$295,412	58.2%
Solid Waste Disposal and Transfer	125,348	28.8%	134,285	26.5%
E&P Waste Treatment, Disposal & Recovery	3,020	0.7%	45,893	9.0%
Solid Waste Recycling	23,296	5.3%	19,703	3.9%
Intermodal and Other	11,987	2.7%	12,089	2.4%

Total before inter-company elimination	435,933	100.0%	507,382	100.0%
Inter-company elimination	(56,181)		(58,579)

Reported Revenue	$379,752		$448,803

	Twelve months ended December 31, 2011		Twelve months ended December 31, 2012
Solid Waste Collection	$1,069,065	62.0%	$1,176,333	62.1%
Solid Waste Disposal and Transfer	497,584	28.9%	524,861	27.7%
E&P Waste Treatment, Disposal & Recovery	12,746	0.7%	61,350	3.2%
Solid Waste Recycling	96,417	5.6%	81,512	4.3%
Intermodal and Other	48,166	2.8%	50,321	2.7%

Total before inter-company elimination	1,723,978	100.0%	1,894,377	100.0%
Inter-company elimination	(218,612)		(232,759)

Reported Revenue	$1,505,366		$1,661,618

ADDITIONAL STATISTICS (continued)

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012

(Dollars in thousands)

Days Sales Outstanding for the three months ended December 31, 2012: 48 (34 net of deferred revenue)

Internalization for the three months ended December 31, 2012: 55%

Other Cash Flow Items:

	Three months ended December 31, 2012	Twelve months ended December 31, 2012
Cash Interest Paid	$23,095	$49,826
Cash Taxes Paid	$27,805	$69,954

Debt to Book Capitalization as of December 31, 2012: 54%

Share Information for the three months ended December 31, 2012:

Basic shares outstanding	122,963,136
Dilutive effect of options and warrants	276,356
Dilutive effect of restricted stock units	448,132

Diluted shares outstanding	123,687,624